As filed with the Securities and Exchange Commission on May 5, 2011
                           Registration No.333-164968
 ==============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 3
                                   TO FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          RED MOUNTAIN RESOURCES, INC.
                             FKA TEACHING TIME, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          FLORIDA                         1381                    27-1739487
------------------------------  ---------------------------  -------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         7609 RALSTON ROAD, ARVADA, COLORADO 80002/ PHONE (720)204-1013
          (Address and telephone number of principal executive offices)

                           Kenneth J. Koock, President
         7609 RALSTON ROAD, ARVADA, COLORADO 80002/ PHONE (720)204-1013
            (Name, address and telephone number of agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                       Michael A. Littman, Attorney at Law
   7609 Ralston Road, Arvada, CO 80002 phone (303)422-8127 / fax (303)431-1567

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

----------------------------- -------  ------------------------------ ---------
Large accelerated filer         [___]  Accelerated filer                  [___]
----------------------------- -------  ------------------------------ ---------
----------------------------- -------  ------------------------------ ---------
Non-accelerated filer           [___]  Smaller reporting company          [_X_]
(Do not check if a smaller
 reporting company)
----------------------------- -------  ------------------------------ ---------


                                        CALCULATION OF REGISTRATION FEE
---------------------------- ------------------ ------------------------- --------------------------- ----------------
  TITLE OF EACH CLASS OF       AMOUNT TO BE         PROPOSED MAXIMUM           PROPOSED MAXIMUM          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED      OFFERING PRICE PER SHARE      AGGREGATE OFFERING       REGISTRATION
                                                                                   PRICE(1)                 FEE
---------------------------- ------------------ ------------------------- --------------------------- ----------------
Common  Stock   offered  by         30,000,000                      $.01                    $300,000        $1.57 (3)
Selling Security Holders
---------------------------- ------------------ ------------------------- --------------------------- ----------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) The Company originally registered 3,000,000 shares of common stock. 1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares listed above.
(3)  Registration fee was paid in February 2010 with original S-1 filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form S-1, Registration No. 333-164968, is filed for the purpose of amending the Company's name, updating the current business plan, updating the financial statements and registering additional shares due to a forward-split of the Company's common stock on March 22, 2011.

                             (SUBJECT TO COMPLETION)
                                   PROSPECTUS
                          RED MOUNTAIN RESOURCES, INC.
      30,000,000 SHARES OF COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS

We are registering 30,000,000 shares listed for resale on behalf of the selling shareholders. The Company originally registered 3,000,000 shares of common stock. 1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares listed above, for a total of 30,000,000 shares.

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK; SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE OR PROVINCIAL SECURITIES
COMMISSION, NOR HAS THE SEC OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS AMENDED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is presently quoted on the OTC Bulletin Board under the symbol "RDMP." On May 4, 2011, the last reported sale price of our common stock on the OTC Bulletin Board was $0.0032 per share (rounded to the nearest penny). See "DESCRIPTION OF COMMON STOCK--Common Stock." These prices will fluctuate based on the demand for the shares of our common stock and other factors.

This offering will be on a delayed and continuous basis only for sales of selling shareholders shares. The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders (See "Description of Securities - Shares").

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

The information in this amended prospectus is not complete and may be changed. We may not sell these securities until the date that the registration statement relating to these securities, which has been filed with the Securities and Exchange Commission, becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   The date of this Prospectus is May 4, 2011.


                                          TABLE OF CONTENTS



                                                                                                PAGE NO.
                                                                                                --------

PART I -  INFORMATION REQUIRED IN PROSPECTUS

ITEM 1.       Front of Registration Statement and Outside Front Cover Page of Prospectus
ITEM 2.       Prospectus Cover Page                                                                 1
ITEM 3.       Prospectus Summary Information, Risk Factors and Ratio of Earnings to
               Fixed Charges                                                                        3
ITEM 4.       Use of Proceeds                                                                      13
ITEM 5.       Determination of Offering Price                                                      14
ITEM 6.       Dilution                                                                             14
ITEM 7.       Selling Security Holders                                                             14
ITEM 8.       Plan of Distribution                                                                 16
ITEM 9.       Description of Securities                                                            16
ITEM 10.      Interest of Named Experts and Counsel                                                16
ITEM 11.      Information with Respect to the Registrant                                           17
                a. Description of Business                                                         17
                b. Description of Property                                                         24
                c. Legal Proceedings                                                               24
                d. Market for Common Equity and Related Stockholder Matters                        24
                e. Financial Statements                                                            25
                f. Selected Financial Data                                                         26
                g. Supplementary Financial Information                                             26
                h. Management's Discussion and Analysis of Financial Condition                     26
                   and Results of Operations
                i. Changes In and Disagreements With Accountants on Accounting                     27
                   and Financial Disclosure
                j. Quantitative and Qualitative Disclosures About Market Risk                      28
                k. Directors and Executive Officers                                                28
                l. Executive and Directors Compensation                                            30
                m. Security Ownership of Certain Beneficial Owners and                             33
                   Management
                n. Certain Relationships, Related Transactions, Promoters And                      33
                   Control Persons
ITEM 11 A.    Material Changes                                                                     33
ITEM 12.      Incorporation of Certain Information by Reference                                    34
ITEM 12 A.    Disclosure of Commission Position on Indemnification for Securities Act
               Liabilities                                                                         34

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      Other Expenses of Issuance and Distribution                                          35
ITEM 14.      Indemnification of Directors and Officers                                            35
ITEM 15.      Recent Sales of Unregistered Securities                                              36
ITEM 16.      Exhibits and Financial Statement Schedules                                           36
ITEM 17.      Undertakings                                                                         37
              Signatures                                                                           38

ITEM 3. PROSPECTUS SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES
--------------------------------------------------------------------------------

OUR COMPANY

Red Mountain Resources, Inc. ("Red Mountain," "We," "Us," "Our," or "Company" hereafter) was incorporated on January 19, 2010 in the state of Florida as Teaching Time, Inc. which intended to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. The Company changed the direction of its business plan and subsequently changed its name to Red Mountain Resources, Inc. to better reflect its current business plan. Red Mountain Resources, Inc., a Florida corporation, is an independent, growth oriented energy company that intends to acquire and develop oil and gas properties. We currently trade under the symbol "RDMP" on the OTC Bulletin Board.

The Company originally registered 3,000,000 shares of common stock on June 9, 2010. 1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares included in the post-effective amendment, for a total of 30,000,000 shares.

The Company has amended the Articles of Incorporation in the State of Florida to reflect the number of authorized shares as follows:

         On February 9, 2011, an increase in common shares to Five Hundred Million (500,000,000) shares, par value $0.00001 per common share; and

         Authorization of One Hundred Million (100,000,000) Preferred shares, par value $0.0001. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

         Effective March 22, 2011, the Company effectuated a forward split of its issued and outstanding stock on a 25 for 1 basis.

Factors that make this offering highly speculative or risky are:

         o    There is a limited market for our securities;
         o    We have no revenues or sales;
         o    We are start up company;
         o    We have no experience in the oil and gas business as a company;
         o    We are undercapitalized.

Our executive offices are located at 7609 Ralston Road, Arvada, Colorado 80002, and the telephone number is (720)204-1013.

SUMMARY OF FINANCIAL INFORMATION

                                                          As at January 31, 2011
  --------------------------------------------------------- --------------------
  Total Assets                                                          $6,638
  --------------------------------------------------------- --------------------
  Current Liabilities                                                       $0
  --------------------------------------------------------- --------------------
  Shareholders' Equity                                                  $6,638
  --------------------------------------------------------- --------------------

                                             For the Year Ended January 31, 2011
  --------------------------------------------------------- --------------------
  Revenues                                                                  $0
  --------------------------------------------------------- --------------------
  Net Loss for the year
  ended January 31, 2011                                              ($10,783)
  --------------------------------------------------------- --------------------
  Net Loss from January 19, 2010
  (Inception) through                                                 ($14,362)
  January 31, 2011
  --------------------------------------------------------- --------------------

As of January 31, 2011, the accumulated deficit for our business was ($14,362). As of January 31, 2010, the accumulated deficit for our business was ($3,579). We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

THE OFFERING

We have registered 30,000,000 shares listed for sale on behalf of our Company.

   ================================================== ======================
   Common shares Outstanding Before This Offering               255,200,000
   -------------------------------------------------- ----------------------
   Maximum common shares being offered by our Company            30,000,000
   ================================================== ======================

We are authorized to issue 500,000,000 shares of common stock, par value $0.00001 and 100,000,000 shares of preferred stock, par value $0.0001. Our current shareholders, officers and directors collectively own 255,200,000 shares of restricted common stock. Of the issued and outstanding shares, 225,000,000 of these shares were issued at a price of $0.00004 per share and 30,000,000 of these shares were issued at a price of $0.0004 per share. The remaining 200,000 shares were issued at a price of $0.0008 per share.

The common stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (the "FINRA"). The OTCBB symbol for the Common Stock is "RDMP".

                                    GLOSSARY

The following are definitions of terms used in this Memorandum:

         BBL. An abbreviation for the term "barrel" which is a unit of measurement of volume of oil or related petroleum products. One barrel (one bbl) is the equivalent of 42 U.S. gallons or approximately 159 liters.

         BONUS PAYMENT. Usually one time payment made to a mineral owner as consideration for the execution of an oil and gas lease.

         CASING POINT. That point in time during the drilling of an oil well at which a decision is made to install well casing and to attempt to complete the well as an oil producer.

         COMPLETION. The procedure used in finishing and equipping an oil or gas well for production.

         DELAY RENTAL. Payment made to the lessor under a nonproducing oil and gas lease at the end of each year to continue the lease in force for another year during its primary term.

         DEVELOPMENT WELL. A well drilled to a known producing formation in a previously discovered field, usually offsetting a producing well on the same or an adjacent oil and gas lease.

         EXPLORATORY WELL. A well drilled either (a) in search of a new and as yet undiscovered pool of oil or gas or (b) with the hope of significantly extending the limits of a pool already developed (also known as a "wildcat well").

         FARMIN. An agreement which allows a party to earn a full or partial working interest (also known as an "earned working interest") in an oil and gas lease in return for providing exploration or development funds.

         FARMOUT. An agreement whereby the owner of the leasehold or working interest agrees to assign a portion of his/her interest in certain acreage subject to the drilling of one or more specific wells or other performance by the assignee as a condition of the assignment. Under a farmout, the owner of the leasehold or working interest may retain some interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest.

         GROSS ACRE. An acre in which a working interest is owned. The number of gross acres is the total number of acres in which an interest is owned (see "Net Acre" below).

         GROSS WELL. A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

         LANDOWNER ROYALTY. That interest retained by the holder of a mineral interest upon the execution of an oil and gas lease which usually ranges from 1/8 to 1/4 of all gross revenues from oil and gas production unencumbered with an expenses of operation, development or maintenance.

         LEASES. Full or partial interests in oil or gas properties authorizing the owner of the lease to drill for, produce and sell oil and gas upon payment of rental, bonus, royalty or any of them. Leases generally are acquired from private landowners (fee leases) and from federal and state governments on acreage held by them.

         LEASE PLAY. A term used to describe lease acquisition activity in a prospect or geologically defined area.

         MCF. An abbreviation for "1,000 cubic feet," which is a unit of measurement of volume for natural gas.

         NET WELL OR ACRE. A net well or acre exists when the sum of the fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the factional working interests owned in gross wells or acres expressed as whole number and fractions thereof.

         NET REVENUE INTEREST. The fractional undivided interest in the oil or gas or in the revenues from the sale of oil or gas attributable to a particular working interest after reduction for a proportionate share of landowner's royalty interest and overriding royalty interest.

         OVERRIDING ROYALTY. An interest in the gross revenues or production over and above the landowner's royalty carved out of the working interest and also unencumbered with any expenses of operation, development or maintenance.

         PAYOUT. The point in time when the cumulative total of gross income from the production of oil and gas from a given well (and any proceeds from the sale of such well) equals the cumulative total cost and expenses of acquiring, drilling, completing and operating such well, including tangible and intangible drilling and completion costs.

         PDNP.  An abbreviation for Proven Developed Non Producing.

         PROSPECT. A geological area which is believed to have the potential for oil or gas production.

         PROVED DEVELOPED RESERVES. The reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Such reserves include the reserves which are expected to be produced from the existing completion interval(s) now open for production in existing wells and in addition to those reserves which exist behind the casing (pipe) of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future where the cost of making such oil and gas available for production is relatively small compared to the cost of drilling a new well.

         PROVED UNDEVELOPED RESERVES. Proved reserves which are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for a recompletion. Reserves on undrilled acreage are limited to those drilling tracts offsetting productive shares which are reasonably certain of production when drilled. Proved reserves for other undrilled tracts are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.

         REVERSIONARY INTEREST. The portion of the working interest in an oil and gas lease which will be returned to its former owner when payout occurs or after a predetermined amount of production and income has been produced.

         UNDEVELOPED LEASEHOLD ACREAGE. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas.

         WORKING INTEREST. An interest in an oil and gas lease entitling the holder at its expense to conduct drilling and production operations on the leased property and to receive the net revenues attributable to such interest, after deducting the landowner's royalty, any overriding royalties, production costs, taxes and other costs.

                            OUR COMPANY RISK FACTORS

Our securities, as offered hereby, are highly speculative and should be purchased only by persons who can afford to lose their entire investment in us. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

RISKS OF THE OIL AND GAS BUSINESS.
---------------------------------
The search for new oil and gas reserves, development wells or secondary recovery frequently results in unprofitable efforts, not only from dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit on the costs incurred. There is no assurance that any production will be obtained from any of the acreage to be acquired by the Company, nor are there any assurances that if such production is obtained it will be profitable. (See "Business Activities and Recent Developments")

NEW WATER QUALITY REGULATIONS.
-----------------------------
Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency (the "EPA") recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act (the "SDWA") to exclude hydraulic fracturing from the definition of "underground injection." However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the "FRAC Act"), to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

PROPOSED ACQUISITIONS - DELAYS OR CANCELLATION DUE TO AUDIT OR DUE DILIGENCE REQUIREMENTS.
--------------------------------------------------------------------------------
If the Company is unable to close the proposed acquisitions, there will be a material adverse effect on the Company because revenues will not commence. Some of the proposed acquisitions or assets may require audited financial statements in order to comply with SEC Rules and Regulations which bind the Company under its Reporting Requirements. If Audits are delayed or cannot be conducted for such assets or acquisitions, the Company may not be able to close timely on the acquisitions or assets, if at all, and such would have a material adverse effect on the Company and its operations.

If Due Diligence discloses defects substantial enough to cause the Company to cancel an acquisition, this would have a material adverse effect on the Company.

COMPETITION.
-----------
The Company is and will continue to be an insignificant participant in the oil and gas business. Most of the Company's competitors have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying suitable prospects. Such large resources could overwhelm the Company's efforts to compete with developing its oil and gas properties and cause failure of Company.

MARKETS.
-------
The marketing of natural gas and oil which may be produced by the Company's properties will be affected by a number of factors beyond the control of the Company. These factors include the extent of the supply of oil or gas in the market, the availability of competitive fuels, crude oil imports, the world-wide political situation, price regulation, and other factors. Recently, there have been dramatic fluctuations in oil prices. Any significant decrease in the market prices of oil and gas could materially affect the profitability of the Company's oil and gas activities.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase the Company's gas production, there is no assurance that the Company will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in the marketplace, the extent and duration of which is not known. Such oversupply may result in reductions of purchases by principal gas pipeline purchasers. (See "Competition, Markets, Regulation and Taxation.")

WEATHER INTERRUPTIONS.
---------------------

Activities of the Company may be subject to periodic interruptions due to weather conditions. Weather-imposed restrictions during certain times of the year on roads accessing properties could adversely affect the ability of the Company to benefit from production on such properties or could increase the costs of drilling new wells because of delays.

ADDITIONAL FINANCING REQUIREMENTS.
---------------------------------
If oil and gas reserves are found to exist on a prospect, substantial additional financing will be needed to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, substantial additional funds will be necessary for continued development. The Company may not have sufficient proceeds from this offering to conduct such work and, therefore, may be required to obtain the necessary funds either through further debt or equity financing, some form of cost-sharing arrangement with others, or the sale of all or part of the property. There is no assurance that the Company will be successful in obtaining any other financing. These various financing alternatives may dilute the interest of the Company's Stockholders and/or reduce the Company's interest in the properties. (See "Use of Proceeds" and "Business Activities and Recent Developments")

WORKING CAPITAL.
---------------
The working capital needs of the Company consist primarily of consulting, fees, salaries, development and acquisition of oil and gas prospects and administration activities and are estimated to exceed approximately $5,000,000 in the next twelve months, none of which funds are committed. Currently, the Company has a Private Placement of its common stock at $1.00 per share in process, upon which it has achieved $5,025,000 in proceeds and which is pending the receipt of additional proceeds.

NEED FOR ADDITIONAL FINANCING.
-----------------------------
The Company has achieved no revenues since inception. There is no assurance of profitability from its new business in oil and gas.

The Company has very limited funds, and such funds are not adequate to carry out any part of the Company's business plan. The ultimate success of the Company may depend upon its ability to raise additional capital. There is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to the Company. If not available, the Company will be unable to continue with its business plan and may be forced to cease operations.

OPERATING HAZARDS AND UNINSURED RISK.
------------------------------------
The Company's operations will be subject to all of the operating hazards and risks normally incident to drilling for and producing oil and gas, such as encountering unusual or unexpected formations and pressures, blowouts, environmental pollution and personal injury. The Company will maintain general liability insurance but it has not obtained insurance against such things as blowouts and pollution risks because of the prohibitive expense. Should the Company sustain an uninsured loss or liability, or a loss in excess of policy limits, its ability to operate may be materially adversely affected.

FEDERAL INCOME TAXATION.
-----------------------
Federal income tax laws are of particular significance to the oil and gas industry. Legislation has eroded various benefits of oil and gas producers and subsequent legislation may well continue this trend. Congress is continually considering proposals with respect to Federal income taxation which could have a materially adverse effect on the Company`s future operations by reducing tax deductions.

ENERGY OPERATIONS - NEGATIVE CONSIDERATIONS.
-------------------------------------------
Expansion Expenditures: The Company may expend substantial funds acquiring and redeveloping properties which are later determined not to be economically viable. All funds so expended may be a total loss to the Company.

         Technical Assistance: It will be necessary and desirable to employ technical assistance in the operation of the Company's business. As of the date of this filing, the Company has not contracted for any technical assistance. When needed by the Company, such assistance may not be readily available at compensation levels the Company would be able to pay.

         Speculative Nature of Energy Business: The Company's energy business is highly speculative, involves the commitment of high-risk capital, and exposes the Company to potentially substantial losses. In addition, the Company will be in direct competition with other organizations which are significantly better financed and staffed than the Company.

         General Economic and Other Conditions: The Company's business may be adversely affected from time to time by such matters as changes in general economic, industrial and international conditions; changes in taxes; oil and gas prices and costs; excess supplies and other factors of a general nature.

COMPETITION FOR SUPPLIES AND SERVICES.
-------------------------------------
The Company will be required to compete for supplies and services with a large number of entities which are larger, have greater resources and more extensive operating histories than the Company. Shortages may result from this competition and may lead to increased costs and delays in Company operations, which may have a material adverse effect on the Company.

EFFECT OF  CHANGING  INDUSTRY  CONDITIONS  ON  DRILLING  AND  REWORK  COMPLETION
ACTIVITY
--------------------------------------------------------------------------------
Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time-to-time. Currently there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. The Company cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on its ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production, with which to drill them.

ENVIRONMENTAL LAWS
------------------
Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All operations by the Company involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, the activities of the Company may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

TITLE TO PROPERTIES
-------------------
The Company may not be the record owner of its interest in its properties and relies instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, the Company has the right to have its interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

CONFLICTS OF INTEREST.
---------------------
Certain conflicts of interest may exist between the Company and its Officers and Directors. Officers or Directors may bring energy prospects to the Company in which they have an interest. They have other business interests to which they devote their attention, and will be expected to continue to do so. They will also devote management time to the business of the Company. As a result, conflicts of interest or potential conflicts of interest may arise from time to time that can be resolved only through the Officers and Directors exercising such judgment as is consistent with fiduciary duties to their other business interests and to the Company.

REGULATION OF PENNY STOCKS.
--------------------------
Our securities are subject to a Securities and Exchange Commission Rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "Penny Stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because the securities of the Company may constitute "Penny Stocks" within the meaning of the rules, the rules would apply to the Company and to its securities. The rules may further affect the ability of owners of shares to sell the securities of the Company in any market that might develop for them.

Stockholders should be aware that, according to the Securities and Exchange Commission, the market for Penny Stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. The Company's management is aware of the abuses that have occurred historically in the Penny Stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company's securities.

LACK OF SIGNIFICANT REVENUE HISTORY.
-----------------------------------
The Company was formed on January 19, 2010. The Company has had no revenue since its inception in January 2010. The Company to date is not profitable and its business effort is considered to be in an early development stage. The Company, as to its new business, must be regarded as a new venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

NO ASSURANCE OF SUCCESS OR PROFITABILITY.
----------------------------------------
There is no assurance that the Company will ever operate profitably. There is no assurance that it will generate revenues or profits, or that the market price of the Company's common stock will be increased thereby.

LACK OF DIVERSIFICATION.
-----------------------
Because of the limited financial resources that the Company has, it is unlikely that the Company will be able to diversify its operations. The Company's inability to diversify its activities will subject the Company to economic fluctuations within the oil and gas business or industry and therefore increase the risks associated with the Company's operations as limited to one industry.

DEPENDENCE UPON MANAGEMENT;  LIMITED PARTICIPATION OF MANAGEMENT.
---------------------------  -----------------------------------
The Company currently has two individuals who are serving as its Officers and three Directors on a part-time basis. The Company will be heavily dependent upon their skills, talents and abilities, as well as the attributes of consultants to the company to implement its business plan, and may, from time to time, find that the inability of the Officer and Directors and consultants to devote their full time attention to the business of the Company results in a delay in progress toward implementing its business plan. See "Directors and Executive Officers."

INDEMNIFICATION OF OFFICERS AND DIRECTORS.
-----------------------------------------
The Florida Business Corporation Act provides for the indemnification of its Directors, Officers, employees and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company will also bear the expenses of such litigation for any of its Directors, Officers, employees or agents, upon such person's promise to repay the Company therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company that it will be unable to recoup.

DIRECTOR'S LIABILITY LIMITED.
----------------------------
The Florida Business Corporation Act excludes personal liability of its Directors to the Company and its Stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its Directors that otherwise would be the case. This provision does not affect the liability of any Director under federal or applicable state securities laws.

NO FORESEEABLE DIVIDENDS.
------------------------
The Company has not paid dividends on its common stock and does not anticipate paying such dividends in the foreseeable future.

LOSS OF CONTROL BY PRESENT MANAGEMENT AND STOCKHOLDERS.

The Company may issue further shares as consideration for the cash or assets or services out of the Company's authorized but unissued common stock that would, upon issuance, represent a majority of the voting power and equity of the Company. The result of such an issuance would be those new Stockholders and management would control the Company, and persons unknown could replace the Company's management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of the Company by its currents Stockholders.

VOLATILITY OF STOCK PRICE.
-------------------------
There is no history relating to the market price of our stock, which indicates the market price may be highly volatile and the stock is likely to be very thinly traded. Many factors such as those discussed under "Risk Factors" herein may have a significant negative impact upon the market price of the securities, and negative impact on liquidity.

LIMITED PUBLIC MARKET EXISTS.
----------------------------
There is no assurance given that an expanded public market will develop or that any Stockholder ever will be able to liquidate his/her investment, if at all. The price may be highly volatile. Due to the low price of securities and the fact that it may be quoted only in the "Pink Sheets" or the OTC Bulletin Board ("OTCBB") many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, lending institutions will not permit the use of such securities as collateral for any loans.

RULE 144 SALES.
--------------
All of the outstanding shares of common stock held by present Officers, Directors and affiliate Stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who is not an affiliate and who has held restricted securities in a currently filed SEC 12(g) Registered Company for six months may, under certain conditions, sell shares without restrictions. If the Company has not become an SEC reporting company the holding period is 12 months. An affiliate may resell an amount of shares limited to 1% of the outstanding shares each 90 days after a six month holding period. Non-affiliates have no volume restrictions after a six month holding period. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of Common Stock of present Stockholders, may have a depressive effect upon the price of the Common Stock in any market that may develop.


                        RISK FACTORS RELATING TO OFFERING

SPECULATIVE NATURE OF INVESTMENT.
--------------------------------
Due to the highly speculative nature of the Company's business, it is likely that the investment in the securities offered hereby will result in a total loss to the investor. Investors should be able to financially bear the loss of their entire investment. Investment in the securities should, therefore, be limited to that portion of discretionary funds not needed for normal living purposes or for reserves for disability and retirement.

BURDEN TO INVESTORS.
-------------------
The financial risk of the Company's oil and gas activities will be borne primarily by the new investors, who, upon completion of this offering, will have contributed a significantly greater portion of the Company's capital, than prior investors.

The Company will incur expenses in connection with SEC Filing Requirements and we may not be able to meet such costs, which could jeopardize the Company's filing status with the SEC.

The Company will incur legal and accounting expenses as a result of being a public company in order to meet the filing requirements under the Securities and Exchange Act of 1934 ("34 Act"). The Company will see an increase in legal and accounting expenses as a result of such requirements. These costs can increase significantly if the Company is subject to comment from the SEC on its filings and/or is required to file supplemental filings for transactions and activities.

If the Company is not compliant in meeting the filing requirements of the SEC, it could lose its status as a 1934 Act Company, which could compromise its ability to raise funds and maintain its trading status on the OTCBB.

LONG TERM NATURE OF INVESTMENT: RESTRICTED SHARES.
-------------------------------------------------
Shareholders should be aware of the long-term nature of an investment in the Company. Each Shareholder will be required to represent that the securities purchased are for their own account, for investment purposes only and not with a view toward immediate resale or distribution. The securities offered hereby may not be negotiated, assigned or transferred without an opinion of counsel acceptable to the Company that transfer may be made without registration under the securities laws of the United States and applicable state laws. The securities offered hereby are restricted securities under the applicable securities laws of the United States or of the various states unless an exemption from registration is available. Therefore, the securities offered hereby may have to be held for an indefinite period of time. Investors who do not wish, or who are not financially able, to remain as investors for a substantial and indefinite period of time are advised against investment in the shares offered hereby.

OFFERING PRICE.
--------------
The Company had arbitrarily determined the Offering Price of the shares. Such price does not bear any relationship to the assets, income or net worth of the Company, nor any market value.

The Offering Price should NOT be considered an indication of the actual value of the shares or securities. Any market price is subject to change as a result of market conditions and other factors, and no assurance can be given that the shares can ever be resold at the Offering Price nor any market price, if at all.

OUR INVESTORS MAY SUFFER FUTURE DILUTION DUE TO ISSUANCES OF SHARES FOR VARIOUS CONSIDERATIONS IN THE FUTURE.
--------------------------------------------------------------------------------
There may be substantial dilution to our shareholders as a result of future decisions of our Board to issue shares without shareholder approval for cash, services, or acquisitions. We also may issue warrants, exercisable for shares of our restricted common stock at a fixed price in the future. The exercise of these warrants could be dilutive to our shareholders, when exercised.

OUR STOCK MAY BE THINLY TRADED AND AS A RESULT SHAREHOLDERS MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF SHAREHOLDERS DESIRE TO LIQUIDATE SHARES.
--------------------------------------------------------------------------------
The shares of our common stock may be thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an early stage company or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our securities price. We cannot give you any assurance that a broader or more active public trading market for our common securities will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares at or near ask prices or at all if their desire to liquidate their securities of our Company.

ITEM 4.  USE OF PROCEEDS
------------------------

We will not recognize any proceeds from 30,000,000 shares of common stock we are registering for resale on behalf of the selling shareholders.

We intend to try to raise $25,000,000 through a pending private placement of shares of our restricted common stock. At April 27, 2011, the Company has sold 5,025,000 shares as part of the private placement, raising $5,025,000, which was being held in escrow pending the satisfaction of the escrow requirements. The Company subsequently loaned $4,900,000 to Black Rock, LLC ("Black Rock") to be used to purchase the Madera assets by Black Rock.

At this time there is no committed source of additional funds and we cannot give any assurances of being able to raise the remaining funds. We can assure that we will require additional funds to carry out our business plan. The availability and terms of any future financing will depend on market and other conditions.

Our lack of funds could and would severely limit our operations, and might render us unable to carry out our business plan with resulting business failure.

ITEM 5.  DETERMINATION OF OFFERING PRICE
----------------------------------------

The Common Stock is presently thinly traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (the "FINRA"). The OTCBB symbol for the Common Stock is "RDMP". The Company's stock began trading on the OTC Bulletin Board on September 16, 2010.

ITEM 6.  DILUTION
-----------------

We are registering shares of existing selling shareholders. Another shareholder, a former officer and director, purchased 225,000,000 shares at $0.00004 per share during January 2010. Officers and directors, in February 2011, were issued 200,000 shares at $0.0008 per share.

The following table sets forth with respect to existing shareholders, the number of our shares of common stock purchased the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share. All percentages are computed based upon cumulative shares and consideration assuming sale of all shares in the line item as compared to maximum in each previous line.

                                                  SHARES PURCHASED(1)     TOTAL CONSIDERATION       AVERAGE
                                                NUMBER         PERCENT    AMOUNT      PERCENT     PRICE/SHARE
                                                                (2)
                                                -----------------------------------------------------------------
Existing Selling Shareholders                   30,000,000     100%       $12,000      100%        $0.0004
-------------------------------------------------

(1) 1,200,000 pre-split shares were issued at $.01 per share average, after a forward split of 25 for 1, the existing shareholders hold 30,000,000 shares.
(2) Percentage relates to total percentage of shares sold up to such increment.


ITEM 7.  SELLING SECURITY HOLDERS
---------------------------------

The selling shareholders obtained their shares of our stock as a result of the sale of 1,200,000 pre-split shares of common stock in July 2010. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares included in the post-effective amendment, for a total of 30,000,000 shares.

Other than the stock transactions discussed above, we have not entered into any transaction nor are there any proposed transactions in which any founder, director, executive officer, significant shareholder of our company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us except those persons who are our salaried employees or directors. No assets will be, nor are expected to be, acquired from any promoter on behalf of us. We have not entered into any agreements that require disclosure to the shareholders.

All of the securities listed below are being registered in this Registration Statement, which include all of the securities outstanding as of date hereof.

             NAME                COMMON SHARES HELD    COMMON SHARES ISSUED      TOTAL COMMON SHARES         % OWNED
                                       BY EACH        AS A RESULT OF FORWARD       HELD POST-SPLIT      AFTER OFFERING **
                                    SHARE-HOLDER               SPLIT
                                   BEFORE FORWARD
                                        SPLIT
------------------------------- -------------------- ------------------------ ------------------------ -------------------
Nortle Holdings Limited                     180,000                4,320,000                4,500,000        1.76%
Edward Peter Hanson                          18,000                  432,000                  450,000        0.17%
Kilmer International
 Investments Limited                         50,000                1,200,000                1,250,000        0.48%
Luiza Watson & Robin Watson                 100,000                2,400,000                2,500,000        0.97%
Finter Bank                                 100,000                2,400,000                2,500,000        0.97%
Tim Connell                                  18,000                  432,000                  450,000        0.17%
Neroli Investments Limited                   50,000                1,200,000                1,250,000        0.48%
Gallo Holdings Limited                      180,000                4,320,000                4,500,000        1.76%
Fenmore Consultants Limited                 100,000                2,400,000                2,500,000        0.97%
Fiordaliso Limited                           59,000                1,416,000                1,475,000        0.57%
Moonlight Investments Limited                 9,000                  216,000                  225,000          *
Capital Growth Investment
 Trust                                      112,000                2,688,000                2,800,000        1.09%
FEQ Realty, LLC                             112,000                2,688,000                2,800,000        1.09%
DIT Equity Holdings, LLC                    112,000                2,688,000                2,800,000        1.09%
                                -------------------- ------------------------ ------------------------ -------------------
TOTAL                                     1,200,000               28,800,000               30,000,000       11.75%
                                ==================== ======================== ======================== ===================

*Less than 0.01%
** Based on 255,200,000 shares issued and outstanding.

ITEM 8.  PLAN OF DISTRIBUTION
-----------------------------

Upon effectiveness of this amended registration statement, of which this prospectus is a part, our existing selling shareholders may sell their securities at market prices or at any price in privately negotiated transactions.

Our selling shareholders may be deemed underwriters in this offering.

The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

ITEM 9.  DESCRIPTION OF SECURITIES
----------------------------------

The securities being registered and/or offered by this Prospectus are shares of Common Stock.

COMMON STOCK

We are presently authorized to issue five hundred million (500,000,000) shares of our common stock. A total of two hundred fifty-five million, two hundred thousand (255,200,000) common shares are issued and outstanding as of April 29, 2011.

COMMON SHARES

All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special shareholders' meetings may be called by the Officers or Director, or upon the request of holders of at least one-tenth (1/10th) of the outstanding shares. Holders of shares are entitled to one vote at any shareholders' meeting for each share they own as of the record date fixed by the board of directors. There is no quorum requirement for shareholders' meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate PRO RATA in a distribution of assets available for such a distribution to shareholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to our Articles of Incorporation and our By-Laws as well as to the applicable statutes of the State of Florida for a more complete description of the rights and liabilities of holders of shares. It should be noted that the board of directors without notice to the shareholders may amend the By-Laws. Our shares do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of directors may elect all the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of directors may not be able to elect any director.

PREFERRED SHARES

We have one hundred million (100,000,000) Preferred shares, par value $0.0001 authorized. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

TRANSFER AGENT

The transfer agent for our securities is Broadridge Corporate Issuer Solutions, Inc. located at 44 West Lancaster Avenue, Ardmore, PA 19003, phone (610) 649-7300.

ITEM 10.  INTEREST OF NAMED EXPERTS AND COUNSEL
-----------------------------------------------

We have not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in us, or who is, or was, our promoter, underwriter, voting trustee, director, officer or employee.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT
----------------------------------------------------

A. DESCRIPTION OF BUSINESS
---------------------------
HISTORY OF RED MOUNTAIN RESOURCES, INC.

Red Mountain Resources, Inc. ("Red Mountain," "We," "Us," "Our," or "Company" hereafter) was incorporated on January 19, 2010 in the state of Florida as Teaching Time, Inc. which intended to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries.

The Company's management reviewed its progress in pursuit of its business plan and determined that it was no longer in the best interest of the Company to pursue such an business plan and began to look to identify new corporate opportunities in the energy industry. As a result it is in the process of changing the direction of its business plan and subsequently changed its name to Red Mountain Resources, Inc. to better reflect its current business plan. Red Mountain Resources, Inc., a Florida corporation, is an independent, growth oriented, energy company that intends to acquire and develop oil and gas properties. We currently trade under the symbol "RDMP" on the OTC Bulletin Board.

The Company originally registered 3,000,000 shares of common stock on February 18, 2010. 1,800,000 shares were deregistered on March 9, 2011. On March 22, 2011, the Company effectuated a forward split of its issued and outstanding common stock on a 25 for 1 basis. The remaining 1,200,000 shares previously sold were affected by the forward split and calculate the additional 28,800,000 shares included in the post-effective amendment, totaling to 30,000,000 shares.

The Company has amended the Articles of Incorporation in the State of Florida to reflect the number of authorized shares as follows:

         On February 9, 2011, an increase in common shares to Five Hundred Million (500,000,000) shares, par value $0.00001 per common share; and

         Authorization of One Hundred Million (100,000,000) Preferred shares, par value $0.0001. Preferred shares are subject to division into Series or Classes, and the Designations of Rights and Privileges of such Series or Classes, which shall be determined, in the discretion of the Board of Directors.

         Effective March 22, 2011, the Company effectuated a forward split of its issued and outstanding stock on a 25 for 1 basis.

BUSINESS ACTIVITIES AND RECENT DEVELOPMENTS

Red Mountain's business operations are intended to include oil and gas exploration, development, production, gathering and transportation. Our planned areas of operation include the Permian Basin in New Mexico & Texas and onshore Gulf Coast of Louisiana & Texas. We intend to pursue opportunities in areas where the proposed management's experience and expertise can be leveraged and capital investment may generate value to shareholders.

At this time, the Company is in the fundraising, acquisition and consolidation stage of its operational activities. There is no current revenue or production in the Company. We are negotiating the consolidation and acquisition of various producing oil and gas properties.

On April 29, 2011, the Company closed the proposed acquisition of all of the member equity shares, discussed below, of Black Rock Capital, LLC ("Black Rock"), in escrow subject to the delivery of (a) the final audits of Black Rock pursuant to US GAAP and SEC Rules; and (b) the bank approval of the loan assumption of the outstanding bank loan to Black Rock. The Company and Black Rock have set the final closing date to be on or before May 30, 2011. At such closing, the Company will issue 27,000,000 shares of its restricted common stock to Black Rock.

Concurrent with the closing in escrow, the Company loaned $4,900,000 in the form of secured commercial promissory note due on May 30, 2011. These funds are to be used for the sole purpose of acquiring the Madera assets into Black Rock. The Company can provide no assurances that the transaction will close on or about May 31, 2011.

GENERAL

We intend to generally concentrate our acquisition, exploration and development efforts in areas where we can apply the technical expertise and experience of management and consultants.

Our planned core areas of operation are the Permian Basin in New Mexico and Texas and onshore Gulf Coast. Management is aware of energy prospects that consist of proved and unproved locations, which are located in these regions, and has identified the consolidation and acquisition of various producing properties, each of which is producing revenue.

We have identified an experienced team of managers and consultants with significant experience who have:

         o Participated in over 1,000 wells in 11 U.S. States and 9 countries globally.

         o        A history of prospect identification and value creation.

COMPANY STRATEGY

         o Acquire and develop oil and gas properties that provide an inventory of drill sites with limited geologic risk and limited variation of production from well to well.

         o Deploy capital and technical skills to generate value for our shareholders.

PRESENT OPPORTUNITIES IDENTIFIED BY MANAGEMENT TO ACQUIRE, DEVELOP, GROW AND REALIZE VALUE

Red Mountain Resources has signed a contract to acquire and develop selected oil and gas properties in the Permian Basin and has made an offer to acquire the onshore Gulf Coast properties from a receivership subject to Court approval. Revenues have the potential to be increased through drilling of proved undeveloped drilling locations. Management believes that any resulting cash flow may then be used to drill additional oil and gas wells in each of these producing basins. Management also believes that such actions have the potential to increase the value of Red Mountain's properties if capital is available for development.

Management believes these opportunities have the following features:

         o        Proved producing reserves with existing cash flow;

         o Non-producing reserves that can be immediately developed to enhance cash flow;

         o Inventory of proved-undeveloped drill sites that can provide production growth; and

         o Values of proved reserves that can be increased in a short period of time with low risk drilling.

SYNOPSIS  OF  PROPERTIES  AND  ASSETS  BEING  PROPOSED  FOR   CONSOLIDATION  AND
ACQUISITION:

SOUTH TEXAS - SOUTH EAST LOPEZ, EXXUN AND WILCOX

         o        Approximately  8,191.42 gross acres  (3,631.41 net) in Duval &
                  Zapata Counties with 20 proved undeveloped drill-sites
         o        Gross  Daily   Production  -   approximately   20,363.10  MCFD
                  (2,519.50 net) & 21.18 BOD (5.68 net)
         o Gross Estimated Potential Reserves - approximately 146 BCF (25.99 net) & 548,379 BBLS (159,326 net)
         o PDNP due to prior operator financial difficulties and poor asset management
         o Acreage held by production, thus creating flexibility to drill in "high commodity price" environments

PERMIAN BASIN

         o        Low Risk Drilling with Multiple Producing Horizons
         o Approximately 2,886 gross acres (2,093.52 net) in Ector & Andrews Counties, TX and Lea County, NM with 42 potential drilling locations
         o        Gross Daily Production - approximately  109 MCFD (81.75 net) &
                  17.53 BOD (13.04 net)
         o Gross Recoverable Reserves - approximately 25.55 BCF (13.07 net) & 8.82MM BBLS (4.791 net)

PERMIAN BASIN - DEVONIAN TRUNCATION

         o        1,900 Acres of Lease Hold with 47 potential drilling locations
         o Gross Potential Reserves - approximately 16.45MM BBLS (12.34 net) & 16.45 BCF (12.34 net)

The above production data is as of October 2010.

GOALS:

Our focus is to increase shareholder value by pursuing our corporate strategy as follows:

PURSUE CONCURRENT DEVELOPMENT OF OUR CORE AREAS.

         We plan to spend up to $25,000,000 to acquire and develop our properties during 2011. We plan to raise these funds in a pending Private Placement of common stock ("Placement" or "Offering") and expect that the majority of the 2011 and 2012 drilling capital expenditures will be incurred in our Permian Basin development and exploration prospects. Many of our targeted prospects are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to more reliable drilling results than wildcats.

ACHIEVE CONSISTENT RESERVE GROWTH THROUGH REPEATABLE DEVELOPMENT

         We intend to achieve significant reserve growth over the next few years through a combination of acquisitions and drilling. In 2011, we intend to achieve significant reserve and production increases as a result of our acquisitions and development drilling program. We anticipate that the majority of future reserve and production growth will come through the execution of our development drilling program on properties pending as acquisitions, which include many proved and unproved locations. Our targets generally will consist of locations in fields that demonstrate low variance in well performance, which leads to predictable and repeatable field development.

         Our reserve estimates, if any, may change continuously and we intend to periodically evaluate such reserve estimates internally, with independent engineering evaluation on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves, if any. In the Permian Basin, where we plan to focus our drilling efforts and capital expenditures, prospects generally have reserves characterized as long-lived with low decline rates.

MAINTAIN HIGH PERCENTAGE OWNERSHIP AND OPERATIONAL CONTROL OVER OUR ASSET BASE

         We intend to retain a high degree of operational control over our asset base, through a high average working interest or acting as the operator in our areas of significant activity. This is designed to provide us with controlling interests in a multi-year inventory of drilling locations, positioning us for reserve and production growth through our drilling operations. We plan to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process on related targets. We believe this flexibility to opportunistically pursue development on properties may provide us with a meaningful competitive advantage.

ACQUIRE AND MAINTAIN ACREAGE POSITIONS IN OUR CORE AREAS

         We believe that our intended acquisitions and development of known production prospects in our core areas should be supplemented with exploratory efforts that may lead to new discoveries in the future. We intend to continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. We are examining several other Permian and Gulf Coast prospects, each of which has gained substantial interest within the exploration and production sector due to their relatively known nature and the potential for meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays.

PURSUE A DISCIPLINED ACQUISITION STRATEGY IN OUR CORE AREAS OF OPERATION

         We intend to also focus on growing through targeted acquisitions. Although drilling prospects may provide us with the opportunity to grow reserves and production without acquisitions, we continue to evaluate acquisition opportunities, primarily in our core areas of operation.

CREATING A MANAGEMENT AND OPERATIONAL TEAM WITH ADVANCED EXPLORATION AND DEVELOPMENT TECHNOLOGY

         We intend to develop a managerial and operational team with experience in the oil and gas industry, and have a proven track record of creating value both organically and through strategic acquisitions. Our team will be supported by an active Board of Directors with experience in the oil and gas industry, capital markets and public companies. We intend to utilize sophisticated geologic and 3-D seismic models to enhance predictability and reproducibility over significantly larger areas than historically possible. We also intend to utilize multi-zone, multi-stage artificial stimulation ("frac") technology in completing wells to substantially increase near-term production, resulting in faster payback periods and higher rates of return and present values. Our proposed team has successfully applied these techniques, normally associated with completions in the most advanced Permian Basin fields, to improve initial and ultimate production and returns, in other companies.

COMPETITION, MARKETS, REGULATION AND TAXATION

COMPETITION

There are a large number of companies and individuals engaged in the exploration for oil and gas and oil workover projects; accordingly, there is a high degree of competition for desirable properties. Many of the companies and individuals so engaged have substantially greater technical and financial resources than we have.

MARKETS

The availability of a ready market for oil and gas discovered, if any, may depend on factors beyond the control of the Company, including the proximity and capacity of refineries, pipelines, and the effect of state regulation of production and of federal regulations of products sold in interstate commerce, and recent intrastate sales. The market price of oil and gas is volatile and beyond the control of the Company. The market for natural gas is also unsettled, and gas prices have increased dramatically in the past four years with substantial fluctuation, seasonally and annually.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase the Company's gas production, there is no assurance that the Company will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in certain areas of the marketplace due to pipeline capacity, the extent and duration of which is unknown. Such oversupply may result in restrictions of purchases by principal gas pipeline purchasers.

EFFECT OF  CHANGING  INDUSTRY  CONDITIONS  ON  DRILLING  AND  REWORK  COMPLETION
ACTIVITY

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time-to-time. Currently there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. The Company cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on its ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production, with which to drill them.

REGULATION AND PRICING OF NATURAL GAS

The Company's operations may be subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) with respect to the sale of natural gas for resale in interstate and intrastate commerce. State regulatory agencies may exercise or attempt to exercise similar powers with respect to intrastate sales of gas. Because of its complexity and broad scope, the price impact of future legislation on the operation of the Company cannot be determined at this time.

CRUDE OIL AND NATURAL GAS LIQUIDS PRICE AND ALLOCATION REGULATION

Pursuant to Executive Order Number 12287, issued January 28, 1981, President Reagan lifted all existing federal price and allocation controls over the sale and distribution of crude oil and natural gas liquids. Executive Order Number 12287 was made effective as of January 28, 1981, and consequently, sales of crude oil and natural gas liquids after January 27, 1981 are free from federal regulation. The price for such sales and the supplier-purchaser relationship will be determined by private contract and prevailing market conditions. As a result of this action, oil which may be sold by the Company will be sold at deregulated or free market prices. At various times, certain groups have advocated the reestablishment of regulations and control on the sale of domestic oil and gas, and the Company will have no control over any regulation legislation in the future.

STATE REGULATIONS

The Company's production of oil and gas if any will be subject to regulation by state regulatory authorities in the states in which the Company may produce oil and gas such as the Texas Railroad Commission. In general, these regulatory authorities are empowered to make and enforce regulations to prevent waste of oil and gas and to protect correlative rights and opportunities to produce oil and gas as between owners of a common reservoir. Some regulatory authorities may also regulate the amount of oil and gas produced by assigning allowable rates of production.

PROPOSED LEGISLATION

A number of legislative proposals have been and probably will continue to be introduced in Congress and in the legislatures of various states, which, if enacted, would significantly affect the petroleum industries. Such proposals and executive actions involve, among other things, the imposition of land use controls such as prohibiting drilling activities on certain federal and state lands in roadless wilderness areas. At present, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have. However, President Clinton's establishment of numerous National Monuments by executive order has had the effect of precluding drilling across vast areas, which has been continued in the current Administration through the Department of Interior.

ENVIRONMENTAL LAWS

Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All operations by the Company involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. The Company may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, the activities of the Company may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to the Company and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, compliance with these regulations by us has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on its activities.

TITLE TO PROPERTIES

The Company is not the record owner of its interest in its properties and relies instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, the Company has the right to have its interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

BACKLOG OF ORDERS

There are currently no orders for sales of oil and gas at this time.

GOVERNMENT CONTRACTS

None at this time.

COMPETITIVE CONDITIONS

There are numerous competitors in the oil and gas industry with far greater resources, financial and marketing, to exploit oil and gas prospects which might compete with the Company. Such resources could overwhelm our efforts to acquire oil and gas production and cause our business failure.

COMPANY SPONSORED RESEARCH AND DEVELOPMENT

No research is being conducted.

GOVERNMENTAL REGULATION

Oil and gas: The oil and gas business in the United States is subject to regulation by both federal and state authorities, particularly with respect to pricing, allowable rates of production, marketing and environmental matters.

The production of crude oil and gas has, in recent years, been the subject of increasing state and federal controls. No assurance can be given that newly imposed or changed federal laws will not adversely affect the economic viability of any oil and gas properties we may acquire in the future. Federal income tax deductions for energy exploration or production and "windfall profit" taxes have in the past affected the economic viability of such properties, and may do so in the future if enacted by Congress.

NUMBER OF PERSONS EMPLOYED

As of May 3, 2011, we had no full-time employees. Officers and Directors work on an as needed part-time basis.

PLAN OF OPERATIONS

We had no operations prior to and we did not have any revenues during the fiscal year ended January 31, 2011. We did not recognize any income in the year ended January 31, 2011. We have minimal capital, minimal cash, and only our intangible assets consist of our business plan, relationships, and contacts. We are illiquid and need cash infusions from investors or shareholders to provide capital, or loans from any sources.

Our plan of operations is as follows:

MILESTONES

         2nd Quarter 2011     Initiation of Private Placement Offering,
                              Identification and acquisition of prospects, production acquisition/Development commencement

         3rd Quarter 2011     Expanded development

         4th Quarter 2011     Expanded development and expansion of acquisitions
                              in our core areas

We intend to raise $25,000,000 through a pending private placement of shares of our common stock. At April 27, 2011, the Company has sold 5,025,000 shares as part of the private placement, raising $5,025,000, which was being held in escrow pending the satisfaction of the escrow requirements. Subsequently, the Company loaned $4,900,000 to Black Rock to be used to purchase the Madera assets by Black Rock. If and when such private placement is completed at $1.00 per share, funds would be used as follows.

The proceeds of the minimum and maximum proposed offering will provide funds for related acquisitions and property/asset development. Currently the Company intends to use the proceeds as follows:

                                                  MINIMUM            MAXIMUM
                                               ---------------   ---------------
Permian Basin Expenditures (Acquisition
 Only-Minimum / Drilling Included-Maximum)        $4,000,000        $13,700,000
Gulf Coast Expenditures                                    -         $1,050,000
Working Capital/Consolidation Expenses              $500,000         $7,750,000
                                               ---------------   ---------------
              Proceeds Net of Commissions         $4,500,000        $22,500,000

We will need substantial additional capital to support our proposed future energy operations. We have NO revenues. No representation is made that any funds will be available when needed. In the event funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales or royalty income, and could fail in business as a result of these uncertainties.

Decisions regarding future participation in exploration wells or geophysical studies or other activities will be made on a case-by-case basis. We may, in any particular case, decide to participate or decline participation. If participating, we may pay our proportionate share of costs to maintain our proportionate interest through cash flow or debt or equity financing. If participation is declined, we may elect to farmout, non-consent, sell or otherwise negotiate a method of cost sharing in order to maintain some continuing interest in the prospect.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

B.  DESCRIPTION OF PROPERTY
---------------------------
DESCRIPTION OF PROPERTIES/ASSETS/OIL AND GAS PROSPECTS

        (a)     Real Estate.               None.
        (b)     Title to properties.       None.
        (c)     Oil and Gas Prospects.     None.
        (d)     Patents.                   None.

We do not own any property, real or otherwise.

C.  LEGAL PROCEEDINGS
---------------------
We are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

D.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
------------------------------------------------------------
MARKET INFORMATION

Our Common Stock is presently traded on the over-the-counter market on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority ("FINRA"). On September 16, 2010, we began trading on the OTC Bulletin Board under the symbol "THCT." Our symbol was recently changed to reflect our new name and the current symbol is "RDMP."

The offering of the shares registered hereby could have a material negative effect on the market price for the stock.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR SHAREHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK
--------------------------------------------------------------------------------

Our stock is currently traded on the OTC Bulletin Board.

Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers are and may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of the filing of this prospectus, we have 19 shareholders of record of our common stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 6 months, is entitled to sell shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, our selling shareholders hold 30,000,000 shares, all of which may be sold pursuant to this Registration Statement. No officers/directors or affiliates own shares being registered.

DIVIDENDS

As of the filing of this prospectus, we have not paid any dividends to shareholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Florida Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

E.  FINANCIAL STATEMENTS
------------------------
The audited financial statements of Red Mountain Resources, Inc. for the year ended January 31, 2011 and the period of January 19, 2010 (Inception) through January 31, 2010 appear on pages F-1 through F-9.

INDEX TO FINANCIAL STATEMENTS                                               PAGE
                                                                            ----

Report of Independent Registered Public Accounting Firm                      F-1

Balance Sheets as of January 31, 2011 and January 31, 2010                   F-2

Statements of Operations for the year ended January 31, 2011, for the Period from Inception (January 19, 2010) through
January 31, 2010 and the period from Inception
(January 19, 2010) to January 31, 2011                                       F-3

Statements of Changes in Stockholders' Equity (Deficit) for the period
from Inception (January 19, 2010) through January 31, 2011                   F-4

Statements of Cash Flows for the year ended January 31, 2011, for the Period from Inception (January 19, 2010) to January 31, 2010
and the period from Inception (January 19, 2010) to January 31, 2011         F-5

Notes to Financial Statements                                                F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of Red Mountain Resources, Inc.

We have audited the accompanying balance sheets of Red Mountain Resources, Inc. as of January 31, 2011 and 2010, and the related statements of operations, stockholders' equity, and cash flows for the year ended January 31, 2011, the period ended January 31, 2010, and the period from inception (January 19, 2010) through January 31, 2011. Red Mountain Resources, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Red Mountain Resources, Inc. as of January 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended January 31, 2011, the period ended January 31, 2010, and the period from inception (January 19, 2010) through January 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in development stage and has incurred operating losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
April 27, 2011




                                               RED MOUNTAIN RESOURCES, INC.
                                              (Formerly TEACHING TIME, INC.)
                                               (A Development Stage Company)
                                                      Balance Sheets


                                                                                                  JANUARY 31,
                                                                                        ---------------------------------
                                                                                             2011              2010
                                                                                        ----------------  ---------------
                                                          ASSETS

CURRENT ASSETS
   Cash and cash equivalents                                                            $       6,638     $      9,000
                                                                                        ----------------  ---------------
             Total current assets                                                               6,638            9,000
                                                                                        ----------------  ---------------

   TOTAL ASSETS                                                                         $       6,638     $      9,000
                                                                                        ================  ===============


                                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable & accrued liabilities                                               $           -     $      3,579
                                                                                        ----------------  ---------------
             Total liabilities                                                                      -            3,579
                                                                                        ================  ===============

STOCKHOLDERS' EQUITY

     Common stock authorized:
        500,000,000, $0.00001 par value
     Issued and outstanding: 255,000,000 and 225,000,000
          at January 31, 2011 and 2010, respectively                                            2,550            2,250
     Additional paid-in capital                                                                18,450            6,750
     Deficit accumulated during the development stage                                         (14,362)          (3,579)
                                                                                        ----------------  ---------------
   Total stockholders' equity                                                                   6,638            5,421
                                                                                        ----------------  ---------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $       6,638     $      9,000
                                                                                        ================  ===============


















   The accompanying notes are an integral part of these financial statements.

                                                   RED MOUNTAIN RESOURCES, INC.
                                                  (FORMERLY TEACHING TIME, INC.)
                                                   (A Development Stage Company)
                                                      Statement of Operations



                                                                                            FOR THE PERIOD       FOR THE PERIOD
                                                                                             OF INCEPTION        FROM INCEPTION
                                                                                             (JANUARY 19,         (JANUARY 19,
                                                                         YEAR ENDED            2010) TO             2010) TO
                                                                        JANUARY 31,          JANUARY 31,          JANUARY 31,
                                                                            2011                 2010                 2011
                                                                     -------------------  -------------------  -------------------
REVENUES                                                             $              -     $              -     $              -
                                                                     -------------------  -------------------  -------------------

EXPENSES
   General & administrative                                          $          6,608     $             79     $          6,687
   Professional fees                                                            4,175                3,500                7,675
                                                                     -------------------  -------------------  -------------------
                                                                               10,783                3,579               14,362

Loss before income taxes                                             $        (10,783)    $         (3,579)    $        (14,362)
                                                                     -------------------  -------------------  -------------------

Provision for income taxes                                                          -                    -                    -
                                                                     -------------------  -------------------  -------------------

Net loss                                                             $        (10,783)    $         (3,579)    $        (14,362)
                                                                     ===================  ----===============  ===================

Per share data:

   Basic and diluted loss per common share                           $              -     $              -
                                                                     ===================  ===================

   Basic and diluted weighted average common shares outstanding           242,671,233          225,000,000
                                                                     ===================  ===================















   The accompanying notes are an integral part of these financial statements.


                                                 RED MOUNTAIN RESOURCES, INC.
                                                (FORMERLY TEACHING TIME, INC.)
                                                (A Development Stage Company)
                                Statement of Stockholders' Equity for the period of Inception
                                         (January 19, 2010) through January 31, 2011





                                                                                              Deficit
                                                                                            Accumulated
                                                    Common Stock            Additional       During the
                                           --------------------------------   Paid-in       Development
                                                Shares          Amount        Capital          Stage              Total
                                           --------------  ---------------- -------------  ---------------  ----------------
Inception - January 19, 2010                            -  $           -    $           -  $             -   $           -

Common stock issued to Founder for cash
at $0.00004 per share (par value
$0.00001)                                     225,000,000          2,250            6,750                -           9,000

Loss for the period from inception on
January 19, 2010 to January 31, 2010                                   -                -           (3,579)         (3,579)
                                           --------------  ---------------- -------------  ----------------  ---------------

Balance - January 31, 2010                    225,000,000          2,250            6,750           (3,579)          5,421
                                           --------------  ---------------- -------------  ----------------  ---------------

Loss for the year ended January 31, 2011                               -                -          (10,783)        (10,783)

Sale of common stock pursuant to a
private placement                              30,000,000            300           11,700                -          12,000
                                             ------------  ---------------- -------------  ----------------  ---------------

Balance - January 31, 2011                    255,000,000  $       2,550    $      18,450  $       (14,362)  $       6,638
                                           ==============  ================ =============  ================  ===============




















   The accompanying notes are an integral part of these financial statements.


                                            RED MOUNTAIN RESOURCES, INC.
                                           (FORMERLY TEACHING TIME, INC.)
                                           (A Development Stage Company)
                                              Statements of Cash Flow

                                                                          FOR THE PERIOD        FOR THE PERIOD
                                                                          FROM INCEPTION        FROM INCEPTION
                                                                           (JANUARY 19,          (JANUARY 19,
                                                        YEAR ENDED           2010) TO              2010) TO
                                                    JANUARY 31, 2011     JANUARY 31, 2010      JANUARY 31, 2011
                                                   -------------------- --------------------  --------------------

Operating activities

   Net Loss                                        $         (10,783)   $           (3,579)   $         (14,362)
                                                   -------------------- --------------------  --------------------

   Changes in operating assets and liabilities:
     Increase (decrease) in accounts payable
     and accrued liabilities                                  (3,579)                3,579                    -
                                                   -------------------- --------------------  --------------------
   Net cash used in operating activities                     (14,362)                    -              (14,362)
                                                   -------------------- --------------------  --------------------


Financing activities

   Common stock issued for cash                               12,000                 9,000               21,000
                                                   -------------------- --------------------  --------------------
   Net cash provided by financing activities                  12,000                 9,000               21,000
                                                   -------------------- --------------------  --------------------

Increase (decrease) in cash and cash equivalents              (2,362)                9,000                6,638

Cash and cash equivalents at beginning of period               9,000                     -                    -
                                                   -------------------- --------------------  --------------------

Cash and cash equivalents at end of period         $           6,638    $            9,000    $           6,638
                                                   ==================== ====================  ====================

Supplemental cash flow disclosures:
   Cash paid for:

     Interest expense                              $               -    $                -    $               -
     Income taxes                                  $               -    $                -    $               -















   The accompanying notes are an integral part of these financial statements.

                          RED MOUNTAIN RESOURCES, INC.
                         (FORMERLY TEACHING TIME, INC.)
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - GENERAL ORGANIZATION AND BUSINESS
------------------------------------------
Red Mountain Resources, Inc. (formerly Teaching Time, Inc.) (the "Company") is a development stage company, incorporated in the State of Florida on January 19, 2010, to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. The Company has reevaluated its operations and is revising the business plan (See
Note 7.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

BASIS OF PRESENTATION

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

DEVELOPMENT STAGE ENTERPRISE

The Company has been devoting most of its efforts to raising capital and developing a business plan and, consequently, meets the definition of a Development Stage Enterprise, under the Accounting Standards Codification "Accounting and Reporting for Development Stage Enterprises." Certain additional financial information is required to be included in the financial statements for the period from inception of the Company to the current balance sheet date.

USE OF ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting year. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents is comprised of cash on hand.

SEGMENT INFORMATION

The Company has determined it has one reportable operating segment as defined by the Accounting Standards Codification, "Disclosures about Segments of an Enterprise and Related Information".

INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with the Accounting Standards Codification, "Accounting for Income Taxes", which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those

                          RED MOUNTAIN RESOURCES, INC.
                         (FORMERLY TEACHING TIME, INC.)
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS

temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

LOSS PER SHARE

Loss per common share is calculated in accordance with the Accounting Standards Codification, "Earnings per Share." Basic loss per common share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similarly to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued and if the additional common shares were dilutive. Shares associated with stock options are not included because their inclusion would be antidilutive (i.e., reduce the net loss per share).

RECENT ACCOUNTING PRONOUNCEMENTS

In  February  2010,  the FASB  issued ASU  2010-09,  "Subsequent  Events  (Topic
855)--Amendments to Certain Recognition and Disclosure Requirements." The amendments in the ASU remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. The FASB also clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. The FASB believes these amendments remove potential conflicts with the SEC's literature. The Company adopted ASU 2010-09 upon issuance and such adoption had no effect on its results of operation or its financial position.

In January 2010, the FASB issued ASU 2010-06, "Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements" ("ASU 2010-06"). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company's financial statements.

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company believes this guidance will have no effect on our consolidated financial statements.

                          RED MOUNTAIN RESOURCES, INC.
                         (FORMERLY TEACHING TIME, INC.)
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - GOING CONCERN
----------------------

The Company is in the development stage and has incurred losses since its inception. As of January 31, 2011, the Company had limited amount of cash and a deficit accumulated in the development stage of $14,632. There are no assurances the Company will receive funding necessary to implement its business plan or acquire a business venture or operating company. This raises substantial doubt about the ability of the Company to continue as a going concern.

The Company's ability to continue as a going concern is dependent upon raising capital through debt and equity financing on terms desirable to the Company. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on terms favorable to the Company, the Company may, in the extreme situation, cease operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 - LOSS PER SHARE
-----------------------

On March 22, 2011, the Company effected a forward split of its common stock whereby 25 shares of common stock will be issued for each share of common stock outstanding as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

NOTE 5 - STOCKHOLDERS EQUITY
----------------------------

On July 1, 2010, pursuant to a registration statement filed with the Securities and Exchange Commission, the Company issued 30,000,000 shares of registered common stock at a value of $0.0004 per share for a total of $12,000.

In January, 2010, the Company issued 225,000,000 shares of unregistered common stock at value of $0.00004 per share for a total of $9,000. These shares were subsequently registered for trading with the Securities and Exchange Commission.

As of January 31, 2011, the Company has no stock options or warrants outstanding.

NOTE 6 - INCOME TAXES
---------------------

The Company provides for income taxes using the statutory rate of 15%. It currently has a net operating loss carryforwards totaling approximately $2,100 and $500 for the years ended January 31, 2011 and 2010, respectively. These net operating loss carryforwards expire in 2030 and 2031. The Company has not recorded a deferred tax asset, since it is more likely than not that we will not generate sufficient taxable income in the future to utilize the deferred tax asset.

The Company has not filed any income tax returns since its inception.

NOTE 7 - SUBSEQUENT EVENTS (UNAUDITED)
--------------------------------------

Effective on February 2, 2011, the Company's then existing Board of Directors submitted their resignations, increased the size of the Board from two to three members and elected three new members to the Board. The new directors will serve until the next annual meeting of shareholders or until successors are elected. The Company also appointed a new President and Chief Executive Officer. The Board also authorized the issuance of 50,000 shares of the company's common stock, adjusted to reflect the forward stock split, to each new director and its Chief Executive Officer, at that time, for an aggregate total of 200,000 shares.

                          RED MOUNTAIN RESOURCES, INC.
                         (FORMERLY TEACHING TIME, INC.)
                          (A Development Stage Company)

                        NOTES TO THE FINANCIAL STATEMENTS

During February, March and April of 2011, the Company issued three notes payable and received proceeds totaling $212,500. The notes are non interest bearing unless an event of default, as defined, occurs, in which case interest will accrue at the rate of 10% per annum. The notes are due on June 30, 2011. Also, during those months the Company borrowed an additional $273,381, which was subsequently repaid.

Effective  March  1,  2010,  the  Company   increased  its  Preferred  Stock  to
100,000,000 with a par value of $0.0001.

Effective on March 22, 2011, the Company changed its name to Red Mountain Resources, Inc. ("Red Mountain"), a Florida corporation, to better reflect its current business plan. Red Mountain is to become an independent energy company that intends to acquire and develop oil and gas properties.

On March 22, 2011, the Board of Directors authorized an increase in the number of common stock to 500,000,000 shares with a par value of $0.00001, and the Company effected a forward common stock split of 25 shares for every 1 share of common stock outstanding to shareholders of record as of March 1, 2011. The effect of this stock split is retroactively reflected in the financial statements for all periods reported.

In addition, the Company announced that it had entered into a tentative agreement to acquire Black Rock Capital LLC ("Black Rock") after Black Rock has converted into a corporation. The agreement provides for the Company to issue 27,000,000 shares of its common stock in exchange for 100% of Black Rock's outstanding shares of common stock. The transaction may be terminated at any time by any of the parties.

Concurrent with the Black Rock closing, the Company will retire 225,000,000 shares of common stock held by Lisa Lamson, the former officer and controlling shareholder,

The Company also announced that it has a tentative agreement with the Receiver of Bamco Gas, LLC ("Bamco") to acquire, through a new subsidiary, all the assets of Bamco in exchange for 5,275,000 shares of the Company's common stock to be issued to the Bondholders of Bamco and assumption of a $2,870,000 outstanding line of credit from First State Bank of Lonoke. This transaction is subject to the approval of the Circuit court on Pulaski County, Arkansas, and may be terminated by the parties at any time.

As of April 27, 2011 the Company is in the process of raising funds in a pending Private Placement of common stock.

The Company entered into a pending agreement with Texas Midstream Partners, LLC to acquire assets in consideration for 8,000,000 shares of the Company's series B preferred stock.

On April 29, 2011, the Company closed the proposed acquisition of all of the outstanding members equity of Black Rock Capital, LLC ("Black Rock"), in escrow subject to the delivery of (a) the final audits of Black Rock pursuant to US GAAP and SEC Rules; and (b) the bank approval of the loan assumption of the outstanding bank loan to Black Rock. The Company and Black Rock have set the final closing date to be on or before May 30, 2011. At such closing, the Company will issue 27,000,000 shares of its restricted common stock to Black Rock.

Concurrent with the closing in escrow, the Company loaned $4,900,000 in the form of secured commercial promissory note due on May 30, 2011 with a zero annual interest rate. These funds are to be used for the sole purpose of acquiring the Madera assets into Black Rock and will be secured by a mortgage on Black rock's oil and gas leases in Lea County, New Mexico. The Company can provide no assurances that the transaction will close on or about May 31, 2011.

F.  SELECTED FINANCIAL INFORMATION
----------------------------------
Not applicable.

G.  SUPPLEMENTARY FINANCIAL INFORMATION
---------------------------------------
Not applicable.

H. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
RESULTS OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 31, 2011 AND FOR THE PERIOD OF INCEPTION (JANUARY 19, 2010) THROUGH JANUARY 31, 2010

(NOTE: SINCE THE COMPANY'S INCEPTION WAS JANUARY 19, 2010 - THE PRIOR PERIOD ONLY REPRESENTS 12 DAYS AND IS NOT COMPARABLE TO THE FISCAL YEAR ENDING JANUARY 31, 2011 WHICH IS ALSO PRESENTED.)

REVENUE

During the year ended January 31, 2011 and during the period of inception (January 19, 2010) through January 31, 2010, the Company did not recognize any revenues from its operations in the design, development, and marketing of instructional products and services for the corporate, education, government, and healthcare e-learning industries. Subsequent to year end, the Company changed its directors, management, business plan and operational focus.

EXPENSES

General and administrative expenses for the year ended January 31, 2011 were $6,608. For the year ended January 31, 2011, professional fees were $4,175.

General and Administrative expenses were $79 for the period from inception through January 31, 2010.

During the year ended January 31, 2011, the Company incurred expenses resulting from its activities to become a public company registered with the Securities and Exchange Commission. Management of the Company, expects to see an increase in its general and administrative expenses as a result of not only the compliance requirements of the SEC, but also as it pursues its new proposed business plan.

NET LOSS

The net loss for the year ended January 31, 2011 was $10,783. The Company recognized a net loss of $3,579 for the period from inception to January 31, 2010. The Company has incurred losses totaling $14,632 since its inception.

LIQUIDITY AND CAPITAL RESOURCES

At January 31, 2011, we had total current assets of $6,638, consisting solely of cash. At January 31, 2011, we had no liabilities. We had a working capital of $6,638.

During the year ended January 31, 2011, we used cash of $14,362 in operational activities compared to nil during the period of Inception (January 19, 2010) through January 31, 2010.

During the year ended January 31, 2011, we received proceeds of $12,000 from the sale of 30,000,000 shares of our common stock at $0.0004 per share. These funds were used to support operational activities.

During the period of Inception (January 19, 2010) through January 31, 2010, we received proceeds of $9,000 from the sale of 225,000,000 shares of our common stock to a former officer and director.

We will need substantial additional capital to support our proposed future energy operations. We have NO revenues. We estimate we will need a minimum of $5,000,000 for our operating costs for the next twelve months.

During the period of February 2011 through April 2011, the Company, in exchange for cash of $212,500, issued a total of $212,500 in unsecured corporate promissory notes. The promissory notes are unsecured and have a due date of June 30, 2011. The notes do not accrue interest, unless a default occurs. If a default event occurs the promissory notes will accrue interest at a rate of 10% per annum. $162,500 in promissory notes are held by non-affiliate shareholders of the Company. In addition, the Company also borrowed and repaid $273,381 subsequent to January 31, 2011.

We are in the process of raising funds through a private placement offering, as discussed above in the Plan of Operations. At the time of this filing, the Company has sold 5,025,000 shares, raising $5,025,000, which was held in escrow on behalf of the Company pending the satisfaction of the escrow requirements.

SHORT TERM.

On a short-term basis, Red Mountain has not generated any revenue or revenues sufficient to cover operations. Based on prior history, the Company will continue to have insufficient revenue to satisfy current and recurring liabilities as it continues exploration activities. For short term needs the Company will be dependent on receipt, if any, of offering proceeds, as discussed above.

CAPITAL RESOURCES

The Company has only common stock as its capital resource.

Red Mountain has no material commitments for capital expenditures within the next year, however if operations are commenced, substantial capital will be needed to pay for participation, investigation, exploration, acquisition and working capital.

GOING CONCERN

The independent registered public accounting firm's report on the Company's financial statements as of January 31, 2011 and 2010, and for the year and period then ended, respectively, and the period from inception, January 19, 2010 through January 31, 2011, includes a "going concern" explanatory paragraph, that describes substantial doubt about the Company's ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting year. Actual results could differ from those estimates.

I. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES
--------------------------------------------------------------------------------

Not applicable.

J.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------
Not applicable.

K.  DIRECTORS AND EXECUTIVE OFFICERS
------------------------------------
------------------------- ----------- ---------------------------- -------------
        NAME                  AGE               POSITION                TERM
------------------------- ----------- ---------------------------- -------------
Kenneth J. Koock              66      President, Chief Executive   Annual
                                      Officer, Interim Acting
                                      Chief Financial Officer
                                      and Director
------------------------- ----------- ---------------------------- -------------
Lynden B. Rose                50      Secretary and Director       Annual
------------------------- ----------- ---------------------------- -------------
V. Ray Harlow                 58      Director                     Annual
------------------------- ----------- ---------------------------- -------------
Paul Vassilakos               34      Former President, CEO and    Annual
                                      Interim Acting CFO, former
                                      Chairman
------------------------- ----------- ---------------------------- -------------

KENNETH J. KOOCK, President and Chief Executive Officer, Interim Acting Chief Financial Officer since March 15, 2011, and Director since February 2, 2011.

         Mr. Koock has served as the Chief Executive Officer of Sydys Corporation since May 2006. Mr. Koock serves on the Board of Directors Latitude Solutions, Inc. since March 2010. In March 2003, he founded Kenneth J. Koock & Assoc., a financial consulting firm which assists public and private companies on business and financial matters. He also served as Vice Chairman of M.H. Meyerson, an investment banking firm until 2003. During his nearly 30-year investment banking and corporate finance career, Mr. Koock has developed a broad range of experience in capitalizing public and private companies through various stages of fund raising. Mr. Koock currently serves as the Chairman of the Board of Directors of Angstrom Technologies, Inc., a technology company specializing in security. Mr. Koock has been a member of the New York Bar Association since 1966, was a member of the Security Traders Association of New York from 1977 to 2003, and held Series 7, 55 and 63 licenses. Mr. Koock earned a Bachelor of Arts Degree from Duke University and a Juris Doctor degree from St. Johns Law School.

LYNDEN B. ROSE, Secretary since March 31, 2011 and Director since February 2, 2011.

         Mr. Rose is a partner in the law firm of Stanley, Frank & Rose, LLP in Houston. On April 13, 2011, he was appointed to the Board of Directors of Latitude Solutions, Inc. Since 1992, he also has served as counsel to the West Palm Beach law firm The Rose Law Firm. From 2004 until 2007, Mr. Rose was a partner in the law firm of Lynden B. Rose, P.C. and from 2002 until 2004 Mr. Rose was a sole practitioner in the law firm of Lynden B. Rose, Attorney at Law, in Houston. From 1992 until 2000, he was a Partner in the law firm of Wilson Rose & Associates. Since 2003, Mr. Rose also served as President of LM Rose Consulting Group, and since 1991, he has served as President of Rose Sports Management, Inc. Mr. Rose is a member of the Oil, Gas and Energy Resources Law Section of the State Bar of Texas. From 1982 until 1984, he was a professional basketball player drafted by the Los Angeles Lakers and played with the Las Vegas Silvers and in Europe. Mr. Rose graduated from the University of Houston and received his Juris Doctorate from the University of Houston.

V. RAY HARLOW, Director since February 2, 2011.

         Mr. Harlow has served as the Chief Executive Officer and Managing Member since 2007 of Palm Acquisition Partners, LLC, a Fort Lauderdale-based company which is in the business of acquiring underperforming stripper oil operations. Mr. Harlow also serves as the Chief Executive Officer of Latitude Energy Services, LLC from February 2011. Mr. Harlow served as the Chief

Executive Officer and as a Director of Maverick Oil and Gas, Inc. from March 2005 until August 2006. From August 2003 until March 2005, Mr. Harlow was Chief Executive Officer and Managing Member of Hurricane Energy, LLC. From August 1987 until October 1997, he was with Sun Company, Inc. (Sunoco), where he served as Chairman and Managing Director of Sun International Oil Company from 1991 to 1997. Prior to his tenure at Sunoco, Mr. Harlow held executive management positions with Arco, Amoco and Transcontinental Oil. Mr. Harlow received a Bachelor of Science Degree in Geology and Chemistry from Abilene Christian University.

PAUL VASSILAKOS, FORMER PRESIDENT, FORMER CHIEF EXECUTIVE OFFICER AND FORMER INTERIM ACTING CHIEF FINANCIAL OFFICER AND FORMER CHAIRMAN (FEBRUARY 2, 2011 - MARCH 15, 2011).

         Mr. Vassilakos has been the assistant treasurer of Cullen Agricultural Holding Corp. ("CAH") since October 2009. CAH is a development stage agricultural company which was formed in connection with the business combination between Triplecrown Acquisition Corp. and Cullen Agricultural Technologies, Inc. ("Cullen Agritech") in October 2009. At CAH, Mr. Vassilakos is responsible for business development, maintenance of financial accounts and public company reporting. Prior to CAH's formation, Mr. Vassilakos assisted Triplecrown Acquisition Corp. with the completion of its initial public offering and later the business combination with Cullen Agritech. In July 2007, Mr. Vassilakos founded Petrina Advisors, Inc. ("Petrina"), a privately held advisory firm formed to provide investment banking services for public and privately held companies, and has served as it's president since it's formation. Petrina's clients have consisted of companies which collectively held over one billion dollars in trust, with the aim of completing reverse mergers with privately held companies. Mr. Vassilakos also founded and, since December 2006, serves as the vice president of, Petrina Properties Ltd., a privately held real estate holding company. In July 2007, Mr. Vassilakos was engaged as a consultant to assist Endeavor Acquisition Corp. with it's business combination with American Apparel Inc., a California based retail apparel company, which was completed in December 2007. From February 2002 through June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer in the New York area. From July 2000 through January 2002, Mr. Vassilakos was an Associate within the Greek Coverage Group of Citigroup's UK Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, securitizations, as well as debt and equity offerings for some of Greece's largest publicly traded companies, including OTE and Antenna TV. From July 1998 through July 2000, Mr. Vassilakos was an Analyst within the Industrial Group of Salomon Smith Barney's New York Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, as well as debt and equity offerings for large US publicly traded industrial companies, including Alcoa, Inc. and Cyprus Amax. From February 1996 through June 1998, Mr. Vassilakos was a Registered Securities Representative at Paine Webber CSC - DJS Securities Ltd, during which time he provided securities brokerage services to private clients. Mr. Vassilakos received a BS in finance from the Leonard N. Stern Undergraduate School of Business in 1998 and was a licensed Registered Securities Representative (Series 7 and 63) from February 1996 through February 2002.

CONFLICTS OF INTEREST - GENERAL.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

PROJECTED STAFF

STAFFING

Currently, we have no employees. This staffing level is possible in this phase because of our determination to outsource all operating functions. Our staff positions will be filled as budget allows and business demands require, and the positions may be altered in response to business needs.

L.  EXECUTIVE AND DIRECTORS COMPENSATION
----------------------------------------
                                  COMPENSATION

The following table sets forth certain information concerning compensation of the President and our most highly compensated executive officers for the fiscal year ended January 31, 2011 the ("Named Executive Officers"):

                                             SUMMARY EXECUTIVES COMPENSATION TABLE

This table is for the fiscal years ended January 31, 2011 and 2010.

                                                                          NON-EQUITY     NON-QUALIFIED
                                                                           INCENTIVE        DEFERRED
                                                      STOCK     OPTION       PLAN         COMPENSATION      ALL OTHER
                                SALARY     BONUS     AWARDS     AWARDS   COMPENSATION       EARNINGS      COMPENSATION     TOTAL
   NAME & POSITION      YEAR      ($)       ($)        ($)        ($)         ($)             ($)              ($)          ($)
---------------------- ------- ---------- -------- ------------ -------- -------------- ----------------- -------------- ----------

Lisa Lamson, former    2010        $0         0          0          0           0               0                0           $0
President,
CEO, Secretary/        2011        $0         0          0          0           0               0                0           $0
Treasurer
----------------------



















                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)


On February 2, 2011, Ms. Lamson resigned as an officer and director of the Company. The table below shows the compensation of the Company's officers during the three months ended April 30, 2011.


                                                                          NON-EQUITY     NON-QUALIFIED
                                                                           INCENTIVE        DEFERRED
                                                      STOCK     OPTION       PLAN         COMPENSATION      ALL OTHER
  NAME & POSITION               SALARY     BONUS     AWARDS     AWARDS   COMPENSATION       EARNINGS      COMPENSATION     TOTAL
                       YEAR       ($)       ($)        ($)        ($)         ($)             ($)              ($)          ($)
-------------------- --------- ---------- -------- ------------ -------- -------------- ----------------- -------------- ----------
Kenneth J. Koock,    THREE        $0         0         160         0           0               0                0          $160
President & CEO,     MONTHS
Interim Acting CFO   ENDED
(1)                  APRIL
                     30, 2011

Lynden B. Rose       THREE        $0         0         160         0           0               0                0          $160
Corporate            MONTHS
Secretary (2)        ENDED
                     APRIL
                     30, 2011

Paul Vassilakos,     THREE        $0         0         160         0           0               0                0          $160
former President,    MONTHS
CEO, Interim         ENDED
Acting CFO (3)       APRIL
                     30, 2011
-------------------- ---------

(1) Mr. Koock was appointed on March 15, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.0032 per share based on the market value of the common stock at the time of issuance.
(2) Mr. Lynden B. Rose was appointed Corporate Secretary on March 31, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.0032 per share based on the market value of the common stock at the time of issuance.
(3) Mr. Vassilakos resigned as an officer and director on March 15, 2011. In February 2011, he was issued 50,000 shares of restricted common stock for his services as a director. The shares are valued at $0.0032 per share based on the market value of the common stock at the time of issuance.

At this time, none of the Company's officers have employment agreements with the Company.


                              DIRECTOR COMPENSATION

During the fiscal year ended January 31, 2011 and the period of January 19, 2010 (inception) through January 31, 2010, Ms. Lamson our sole officer and director, did not receive any compensation for her services as a director during that time. Ms. Lamson resigned as an officer and director on February 2, 2011.

The following table sets forth certain information concerning compensation paid to our directors for services as directors during the three months ended April
 30, 2011, including any compensation for services as officers reported in the "Summary Executives Compensation Table." All of the directors listed below were appointed on February 2, 2011.


                                                                             NON-QUALIFIED
                                                             NON-EQUITY        DEFERRED
                         FEES                              INCENTIVE PLAN    COMPENSATION       ALL OTHER
                         EARNED     STOCK      OPTION     COMPENSATION ($)     EARNINGS       COMPENSATION    TOTAL
     NAME        YEAR    OR PAID     AWARDS    AWARDS                             ($)              ($)         ($)
                 (1)     IN CASH      ($)        ($)
                           ($)
--------------- ------- ---------- ---------- ---------- ----------------- ---------------- ---------------- ---------
Kenneth J.
Koock            2011     $-0-     $160 (2)     $-0-           $-0-             $-0-             $-0-          $160

V. Ray Harlow    2011     $-0-     $160 (2)     $-0-           $-0-             $-0-             $-0-          $160

Lynden B. Rose   2011     $-0-     $160 (2)     $-0-           $-0-             $-0-             $-0-          $160
--------------- ------- ----------

(1)      All directors were appointed on February 2, 2011.
(2) The Board authorized the issuance of 50,000 shares of the Company's Common Stock to each director in consideration of their services in 2011. Such shares were valued at $0.0032 per share based on the market value of the common stock at the time of issuance.

All of our officers and/or directors will continue to be active in other companies. All officers and directors have retained the right to conduct their own independent business interests.

It is possible that situations may arise in the future where the personal interests of the officers and directors may conflict with our interests. Such conflicts could include determining what portion of their working time will be spent on our business and what portion on other business interest. To the best ability and in the best judgment of our officers and directors, any conflicts of interest between us and the personal interests of our officers and directors will be resolved in a fair manner which will protect our interests. Any transactions between us and entities affiliated with our officers and directors will be on terms which are fair and equitable to us. Our Board of Directors intends to continually review all corporate opportunities to further attempt to safeguard against conflicts of interest between their business interests and our interests.

We have no intention of merging with or acquiring an affiliate, associated person or business opportunity from any affiliate or any client of any such person.

Directors receive no set compensation for serving.








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                                      -32-

M. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AS OF MAY 3, 2011
--------------------------------------------------------------------------------
The following sets forth information with respect to the Company's common stock beneficially owned by beneficial owners of five percent (5%) or greater, each Officer and Director, and by all Directors and Officers as a group.


                                               AMOUNT AND NATURE          %
    NAME AND ADDRESS OF                         OF BENEFICIAL            OF
    BENEFICIAL OWNER (1)      TITLE OF CLASS       OWNERSHIP          CLASS (2)
---------------------------- ---------------- --------------------- ------------

Lisa Lamson                   Common Stock        225,000,000           88.17%
279 Aberdeen Lane
El Dorado Hills, CA  97762

Kenneth J. Koock,             Common Stock             50,000           <0.02%
President and CEO and
Interim Acting CFO,
Director

V. Ray Harlow, Director       Common Stock             50,000           <0.02%

Lynden B. Rose, Director      Common Stock             50,000           <0.02%
and Secretary

                                              --------------------- ------------

All Directors and Executive   Common Stock            150,000           <0.06%
Officers as a Group
(3 persons)
---------------------------------
(1) Unless otherwise stated, the address is c/o Red Mountain Resources, Inc., 7609 Ralston Road, Arvada, Colorado 80002.
(2) Based on 255,200,000 shares of common stock issued and outstanding on May 3, 2011.


N.  CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, PROMOTERS AND CONTROL PERSONS
------------------------------------------------------------------------------
In January 2010, we issued 225,000,000 shares of our restricted common stock to our sole officer and director at the time, Lisa Lamson. On February 2, 2011, Ms. Lamson resigned as an officer and director of the Company. As part of the closing of the Black Rock acquisition, Ms. Lamson has agreed to return the 225,000,000 shares to the Company to be returned to treasury

In February 2011, the Company issued 50,000 shares of its restricted common stock to each of its directors, Messrs. V. Ray Harlow, Kenneth J. Koock and Lyndon B. Rose for their services during 2011.

In February 2011, the Company issued 50,000 shares of its restricted common stock to its then officer, Mr. Paul Vassilakos for services during 2011.

ITEM 11A.  MATERIAL CHANGES
---------------------------

Not applicable.

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
-----------------------------------------------------------

 -------- ---------------------------------------------------- -----------------
 NUMBER   DESCRIPTION
 3.1      Articles of Incorporation of Teaching Time, Inc.     (1)
 3.2      Bylaws of Teaching Time, Inc.                        (1)
 3.3      Articles of Amendment - Name Change                  (2)
 5.1      Opinion re: Legality                                 Filed Herewith
 10.1     Acquisition and Share Exchange Agreement             (3)
 10.2     Plan of Reorganization and Share Exchange Agreement  (3)
 10.3     Form of April 29, 2011  Promissory Note              (4)
 10.4     Form of April 29, 2011 Mortgage                      (4)
 23.1     Consent of Attorney                                  Filed Herewith
 23.2     Consent of Accountant                                Filed Herewith
 -------- ---------------------------------------------------- -----------------
(1) Incorporated by reference from the exhibits included in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (www.sec.gov), dated February 18, 2010.
(2) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K filed with the SEC on March 22, 2011.
(3) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K filed with the SEC on March 30, 2011.
(4) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K, filed with the SEC on May 5, 2011.


ITEM 12A. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
--------------------------------------------------------------------------------

The Florida Business Corporation Act requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Florida Business Corporation Act permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Florida Business Corporation Act prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Florida Business Corporation Act may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Florida Business Corporation Act also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Florida Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                     [OUTSIDE BACK COVER PAGE OF PROSPECTUS]
                     DEALER PROSPECTUS DELIVERY REQUIREMENTS

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
-----------------------------------------------
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
----------------------------------------------------

We have expended, or will expend fees in relation to this registration statement as detailed below:

                       EXPENDITURE ITEM                              AMOUNT
     ------------------------------------------------------------- -------------
     Attorney Fees                                                    $13,000
     Audit Fees                                                        $7,500
     Transfer Agent Fees                                               $2,000
     SEC Registration and Blue Sky Registration fees (estimated)       $1,000
     Printing Costs and Miscellaneous Expenses (estimated)             $1,500
                                                                   -----------
     TOTAL                                                            $25,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
---------------------------------------------------

Our officers and directors are indemnified as provided by the Florida Revised Statutes and the bylaws.

Under the Florida Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that it will indemnify the directors to the fullest extent not prohibited by Florida law; provided, however, that we may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law,
(b) the proceeding was authorized by the board of directors, (c) is provided by us, in sole discretion, pursuant to the powers vested under Florida law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that it will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of us, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer except by reason of the fact that such officer is or was our director in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of us.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
------------------------------------------------

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 as shown in the following table:


        NAME               COMMON         ($) PAID PER        DATE OF PURCHASE
                           SHARES           SECURITY
----------------------- -------------- -------------------- --------------------
Lisa Lamson             225,000,000       $9,000                      1/19/2010

V. Ray Harlow                50,000       For Services as a            2/2/2011
                                          Director

Kenneth J. Koock             50,000       For Services as a            2/2/2011
                                          Director

Lynden B. Rose               50,000       For Services as a            2/2/2011
                                          Director

Paul Vassilakos              50,000       For Services as an           2/2/2011
                                          officer

EXEMPTIONS FROM REGISTRATION FOR UNREGISTERED SALES

All of the above sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). All of the individuals and/or entities that purchased the unregistered securities were known to the Company and its management, through pre-existing business relationships, as long standing business associates and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
----------------------------------------------------

------------ --------------------------------------------------- ---------------
NUMBER       DESCRIPTION
3.1          Articles of Incorporation of Teaching Time, Inc.     (1)
3.2          Bylaws of Teaching Time, Inc.                        (1)
3.3          Articles of Amendment - Name Change                  (2)
5.1          Opinion re: Legality                                 Filed Herewith
10.1         Acquisition and Share Exchange Agreement             (3)
10.2         Plan of Reorganization and Share Exchange Agreement  (3)
10.3         Form of April 29, 2011  Promissory Note              (4)
10.4         Form of April 29, 2011 Mortgage                      (4)
23.1         Consent of Attorney                                  Filed Herewith
23.2         Consent of Accountant                                Filed Herewith
------------ --------------------------------------------------- ---------------
(1) Incorporated by reference from the exhibits included in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission (www.sec.gov), dated February 18, 2010.
(2) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K filed with the SEC on March 22, 2011.
(3) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K filed with the SEC on March 30, 2011.
(4) Incorporated by reference from the exhibits included in the Company's Current Report on Form 8-K, filed with the SEC on May 5, 2011.

ITEM 17. UNDERTAKINGS
---------------------

We hereby undertake the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, we will unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this amended Registration Statement as of the time the Commission declared it effective.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form POS AM and authorized this Amended Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Arvada, State of Colorado on May 4, 2011.

                          RED MOUNTAIN RESOURCES, INC.


/s/ Kenneth J. Koock                                               May 4, 2011
------------------------------------------------------------
Kenneth J. Koock
(Principal Executive Officer, President and Chief
Executive Officer; Principal Accounting Officer, Acting
Interim Chief Financial Officer)






In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



/s/ Kenneth J. Koock                                               May 4, 2011
------------------------------------------------------------
Kenneth J. Koock, Director


/s/Lynden B. Rose                                                  May 4, 2011
------------------------------------------------------------
Lynden B. Rose, Director